UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

PEOPLES FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter) Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Value LLC Joseph Stilwell
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 16, 2021, Joseph Stilwell and affiliated entities issued a press release relating to Peoples Financial Corporation, a copy of which is filed herewith.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION BY THE GROUP AND OTHER PARTICIPANTS OF PROXIES FROM THE ISSUER'S SHAREHOLDERS FOR USE AT THE ISSUER'S 2021 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN OUR PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF THE ISSUER AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTPS://WWW.SEC.GOV.

The Stilwell Group Sends Letter to Shareholders of Peoples Financial Corporation

NEW YORK, March 16, 2021 /PRNewswire/ -- The Stilwell Group, one of the largest shareholders of Peoples Financial Corporation (the "Corporation") (OTCMKTS: PFBX), beneficially owning approximately 9.93% of PFBX’s outstanding shares, today announced that it delivered a letter to shareholders of the Corporation in response to a recent communication issued by the Corporation.

The full text of the letter follows:

March 16, 2021

Dear Fellow PFBX Owner,

We are “The New York Hedge Fund Attacking Your Bank” according to PFBX’s board of directors. And, isn’t that all you need to know? These men, who oversee a bank that has performed poorly for D E C A D E S, now have the nerve to cite Covid for their troubles.

For decades, a certain family passes the CEO role from father to son, taking multiple six figure sums every year as compensation, all the while paying the OWNERS—You and Us—a ONE-PENNY DIVIDEND. That takes a lot of nerve!

We’re not attacking the Bank. We love the Bank. What we hate are cozy relationships where insiders make out while owners suffer.

Sincerely,

Megan Parisi
MParisi@StilwellGroup.com
(212) 269-1551

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Stilwell Activist Investments, L.P. (“Stilwell Activist Investments”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their director nominee at the 2021 annual meeting of stockholders of Peoples Financial Corporation, a Mississippi corporation (the “Corporation”).

STILWELL ACTIVIST INVESTMENTS STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Stilwell Activist Investments, Stilwell Activist Fund, L.P. (“Stilwell Activist Fund”), Stilwell Value Partners VII, L.P. (“Stilwell Value Partners VII”), Stilwell Value LLC, Joseph D. Stilwell and Peter Prickett.

As of the date hereof, Stilwell Activist Investments directly owned 354,206 shares of Common Stock, par value $1.00 per share, of the Corporation (the “Common Stock”). As of the date hereof, Stilwell Activist Fund directly owned 47,122 shares of Common Stock. As of the date hereof, Stilwell Value Partners VII directly owned 83,317 shares of Common Stock. Stilwell Value LLC, as the general partner of each of Stilwell Activist Investments, Stilwell Activist Fund and Stilwell Value Partners VII, may be deemed the beneficial owner of the 484,645 shares of Common Stock owned in the aggregate by Stilwell Activist Investments, Stilwell Activist Fund and Stilwell Value Partners VII. Mr. Stilwell, as the managing member and sole owner of Stilwell Value LLC, may be deemed the beneficial owner of the 484,645 shares of Common Stock owned in the aggregate by Stilwell Activist Investments, Stilwell Activist Fund and Stilwell Value Partners VII. As of the date hereof, Mr. Prickett does not beneficially own any securities of the Corporation.

Investor Contact:

The Stilwell Group
Megan Parisi
(917) 881-8076
mparisi@stilwellgroup.com